UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2018

TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant)

Delaware (State or other jurisdiction of incorporation or organization)	001-34657 (Commission File Number)	75-2679109 (I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive officers)
75201
(Zip Code)
214-932-6600
(Registrant's telephone number,
including area code)
N/A
(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)
On August 6, 2018, Texas Capital Bancshares, Inc. (the "Company"), the parent company of Texas Capital Bank (the "Bank"), announced that John D. Hudgens will step down as chief risk officer of the Bank in September 2018 and will resign as chief risk officer of the Company, effective December 31, 2018. Mr. Hudgens will serve as a vice chairman until his retirement in August 2019.

Veteran banker John Turpen has been named the new chief risk officer of the Bank, effective September 10, 2018. He will assume the role of chief risk officer of the Company on January 1, 2019. Mr. Hudgens and Mr. Turpen will work together for the remainder of 2018 to ensure an effective transition.

Mr. Turpen, age 49, most recently served as chief risk officer for corporate and commercial banking at U.S. Bancorp, the country's fifth largest commercial bank. He led risk activities for the $102 billion corporate and commercial banking division, which consisted of 14 business units, including lending activities, commercial real estate, fixed income, capital markets, international banking, foreign exchange and treasury management. Mr. Turpen, who will be relocating to Dallas, joined U.S. Bancorp in 2009 after holding a number of progressively senior positions in credit, risk and strategic planning at HSBC and Wells Fargo. He earned a bachelor's degree and an MBA from Drake University.

Ellen Detrich has been appointed as the Company's principal accounting officer, succeeding Julie Anderson, who has served as Chief Financial Officer and principal accounting officer of the Company prior to Ms. Detrich’s appointment and continues to serve as its Chief Financial Officer. The appointment is effective immediately. Ms. Detrich, age 36, currently serves as the Executive Vice President and Controller of Texas Capital Bank, a position she has held since 2013.

(e)
On August 6, 2018, Mr. Hudgens executed a Retirement Transition and Award Agreement (the "Retirement Agreement") with the Company which provides for the transition in responsibilities described above. The Retirement Agreement will become effective in accordance with the consideration and revocation periods set forth therein. Pursuant to the Retirement Agreement Mr. Hudgens will continue to receive his base salary through August 31, 2019 (the "Separation Date"), which will be reduced from the current annual rate of $495,000 to an annual rate of $371,250 as of January 1, 2019. In addition, Mr. Hudgens will receive the following compensation in connection with his retirement and continuation of non-competition and non-solicitation obligations through February 2021:

1.
A cash payment equal to eighteen (18) months of Mr. Hudgens base salary as in effect on August 31, 2019, plus a cash payment equal to $428,751, plus an additional cash payment of $400,000, each of such amounts to be payable in equal semi-monthly installments, over a period of eighteen (18) months in accordance with the Company's regular payroll practices (the "Cash Separation Payments").

2.
Continued vesting of the Performance RSUs, as defined in the Retirement Agreement, granted to Mr. Hudgens prior to the date of the Retirement Agreement, pursuant to the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, as amended ("LTIP"), in accordance with their terms and subject to the achievement of the applicable performance conditions that remain outstanding as of the Separation Date.

3.
Continued vesting of the Time-Based RSUs, as defined in the Retirement Agreement, granted to Mr. Hudgens prior to the date of the Retirement Agreement pursuant to the LTIP that do not otherwise vest on the Separation Date, in accordance with their terms; provided, however, that the value of the Time-Based RSUs shall be determined as of the Separation Date using the average closing price of the Company's common stock for the twenty (20) consecutive trading days immediately prior to December 31, 2018, and all Time-Based RSUs shall be converted as of the Separation Date into the right to receive payment solely in cash on the applicable payment date for each such award.

If Mr. Hudgens’ employment is terminated without cause or for disability prior to the Separation Date, or upon death prior to the date that all Cash Separation Payments have been paid, Mr. Hudgens or his estate will be entitled to receive the Cash Separations Payments as set forth in the Retirement Agreement. If a change in control (as defined in the LTIP) should occur prior to the Separation Date, in lieu of the amounts described above, Mr. Hudgens will be entitled to receive 2.5 times his average annual base salary and bonus in effect for the two years immediately preceding the change in control.

The foregoing description of the Retirement Agreement is not complete and is qualified in its entirety by reference to the Retirement Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Texas Capital Bancshares, Inc. dated August 6, 2018 announcing executive changes

10.1	Retirement Transition and Award Agreement between Texas Capital Bancshares, Inc. and John Hudgens

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 7, 2018	TEXAS CAPITAL BANCSHARES, INC.

		By:	/s/ Julie Anderson
Julie Anderson Chief Financial Officer